EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL INVESTMENT CORPORATION

Name	Jurisdiction
GCIC Holdings LLC	Delaware
GCIC Funding LLC	Delaware
Golub Capital Investment Corporation CLO 2016(M) LLC	Delaware
GCIC Quick Quack Coinvest LLC	Delaware